AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 2001 REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                          VERSACOM INTERNATIONAL, INC.
        (Exact name of small business issuer as specified in its charter)

                 UTAH                                    6200                                87-0396692
    (State or other jurisdiction of           (Primary standard industrial      (I.R.S. Employer Identification No.)
    incorporation or organization)                classification code
                                                        number)

                   -------------------------------------------
                             1515 N. Federal Highway
                            Boca Raton, Florida 33432
                                 (561) 362-6022
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                   -------------------------------------------
                                  Fred Schwartz
                       President & Chief Executive Officer
                             1515 N. Federal Highway
                            Boca Raton, Florida 33432
                                 (561) 362- 6022
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                   ------------------------------------------
                                   Copies to:
                             Gregory Sichenzia, Esq.
                     Sichenzia, Ross, Friedman & Ference LLP
                        135 West 50th Street, 20th Floor
                            New York, New York 10020
                                 (212) 664-1200
                   ------------------------------------------
                        Approximate date of proposed sale
                  to public: As soon as practicable after this
                    registration statement becomes effective.
                   ------------------------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           --------------------------

                         CALCULATION OF REGISTRATION FEE
==================================== ================ ======================= ======================== ================
                                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE        OFFERING PRICE        AGGREGATE OFFERING      REGISTRATION
         TO BE REGISTERED              REGISTERED        PER SECURITY(1)             PRICE(1)                FEE
------------------------------------ ---------------- ----------------------- ------------------------ ----------------
Common stock, $.0001 par value,       3,076,086(2)           $0.30                   $922,826             $221
underlying convertible note

------------------------------------ ---------------- ----------------------- ------------------------ ----------------

TOTAL                                   3,076,086              N/A                   $922,826             $221
==================================== ================ ======================= ======================== ================

(1)      Estimated solely for the purpose of determining the registration fee.
(2) This represents the maximum dollar amount of our common stock that Laurus Master Fund Ltd. can convert its October 17, 2001 $300,000 principle amount convertible note into, and an additional 50,000 shares of our common stock issuable pursuant to the October 17, 2001 financing. The actual number of shares to be issued on conversion is dependent, in part, on the price of the common stock at the time of conversion.
                           --------------------------

================================================================================

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
________, 2001

                          Versacom International, Inc.
                      3,076,086 shares of our common stock



--------------------------------------------------------------------------------


            This prospectus relates to the resale by the selling stockholders of 3,076,086 shares of our common stock. The selling stockholders are deemed to be underwriters of the shares of common stock which they are offering.

            We will not receive any proceeds from the sale of shares by the selling stockholders.

            Our common stock is quoted on the Over-the-Counter Bulletin board under the symbol "VRCM." On November 30, 2001, the closing price of our common stock was $0.30 per share.





--------------------------------------------------------------------------------


                      This investment involves a high degree of risk. See the "Risk Factors" beginning on page 8.


--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


Section                                                            Page Number

Prospectus Summary ...................................................    3
Risk Factors .........................................................    4
Use of Proceeds ......................................................   10
Dilution .............................................................   10
Market for Common Equity and Related Stock Matters ...................   11
Dividend Policy ......................................................   12
Selected Financial Data ..............................................   13
Management's Discussion and
          Analysis of Financial Condition and Results of Operation ...   14
Business .............................................................   16
Management ...........................................................   26
Summary Compensation Table ...........................................   28
Security Ownership of Management and Certain Beneficial Owners .......   29
Description of Capital Stock .........................................   32
Selling Stockholders .................................................   34
Plan of Distribution .................................................   36
Shares Eligible for Future Sale ......................................   38
Legal Matters ........................................................   39
Experts ..............................................................   39
Index to Financial Statements ........................................   42


                               PROSPECTUS SUMMARY

                          VersaCom International, Inc.


Our business......................     We are a full-service provider of telecommunications systems, data networks and related services throughout the United States.  We offer our customers a single source for nearly all their voice and data requirements.  We are capable of, amongst others, designing, installing, cabling and programming telecommunications and data systems as well as providing on-site training, product customization, and customer support and maintenance 24 hours a day, 7 days a week.  In addition, our technicians and engineers provide on-site system/network administration and other technical support on a contracted or time-and-materials basis.  We market local and long distance communications, broadband, and high-speed services, such as T1, PRI and DSL services, as an authorized BellSouth partner and a reseller for cable and wireless.  Lastly, our growth strategy focuses on acquiring small, profitable companies.  This strategy exposes us to certain risks, including potential adverse effects on our earnings, which are more fully described in the "Risk Factors" section below.



Our principal offices.........         We maintain executive offices at 1515 N. Federal Highway,  Suite 418, Boca
                                       Raton, FL 33432 and our telephone number is (561) 362- 6022.  We have regional operations in: the Baltimore-Washington D.C. metropolitan area;
                                       Winter Garden, Florida; New Hampshire, New Jersey, and Connecticut.  and
                                       southern Maine.  We also have a sales and marketing office in southern
                                       California.


                                  The Offering


Registration rights...............

                                        This prospectus is part of a registration statement filed
                                        pursuant to a securities purchase agreement, relating to our common stock, dated as of October 17, 2001, and certain other issuances as described more fully below.

Common stock outstanding before this
       offering....................      We have 29,803,286 shares of common stock outstanding prior to this offering.


Common stock offered by the
       selling stockholders.........

                                        3,076,086 shares of common stock based upon a price of $.23 for each share converted under the convertible note, and a current market price of $.30 per share as of November 30, 2001 for each of the 50,000 shares, all of which are issued pursuant to the Securities Purchase
                                        Agreement dated October 17, 2001.

Common stock outstanding after this
       offering............

                                        We will have approximately 32,879,372 shares of common stock outstanding after this offering.

Use of proceeds......................   We will not receive any proceeds from the sale of securities by the selling stockholders.

Risk factors.....................       Investing in these securities involves a high degree of risk and
                `                       immediate and substantial dilution of your investment. As an investor, you should be able to bear a complete loss of your investment. See
                                        "Risk Factors" and "Dilution" for a more detailed discussion.


            The 32,879,372 shares of common stock to be outstanding after this offering excludes 3,500,000 options reserved and allotted, to members of the board of directors, executive officers, senior management and key employees.

                                  RISK FACTORS

         Investing in our securities will provide you with an equity ownership interest in VersaCom International, Inc. As one of our shareholders, your investment will be subject to risks inherent in our business. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our shares might decline, and you could lose all or part of your investment. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our securities. An investment in our securities involves a high degree of risk.

Risks Relating to our Business:

We Have A History Of Losses, Which May Continue, Requiring Us To Seek Additional Sources Of Capital, Which May Not Be Available, Requiring Us To Curtail Or Cease Operations.

         We incurred net losses from operations of $829,710 and $185,639 for the fiscal years ended December 31, 2000 and 1999, respectively. For the nine months ended September 30, 2001, we incurred a net loss of $3,333,339. Further, as we have indicated in the notes to our financial statements for the quarter ended September 30, 2001, we have a negative working capital and have sustained operating losses and negative cash flows from operations since inception and have experienced difficulty in meeting our obligations as they become due. These factors raise substantial doubt our ability to continue as a going concern.

         We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. In addition, we may require additional funds to sustain our growth strategy of acquiring small, profitable companies, expand our sales and marketing activities, research and development, and our strategic alliances, particularly if a well-financed competitor emerges or if there is a rapid technological shift in the telecommunications industry. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

Funding For Our Capital Needs Is Not Assured, And We May Have To Curtail Our Business If We Cannot Find Adequate Funding.

         We currently have no legally binding commitments or understandings with any third parties to obtain any material amount of additional equity or debt financing. We cannot assure you that we will be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms. As a result, we cannot assure you that we will have adequate capital to implement future expansions and enhancements of our service, to maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and expenditures, which could have an adverse effect on us and on the value of our common stock.

Our Growth Strategy Is Acquiring Small, Profitable Companies, Which Strategy Exposes Us To Certain Additional Risks Such As Entering New Markets With No Prior Experience, Integrating Operations And Acquiring Potential Liabilities Of Acquired Businesses.

         Beginning with our acquisition of VersaCom International, Inc., we entered a new industry and took on a new management team. As a consequence, we have entered new markets in which we have limited or no prior experience and where competitors in such markets have stronger market positions. Acquisitions may involve numerous risks, including difficulty in integrating operations, technologies, systems, and products and services of acquired companies, diversion of management's attention and disruption of operations, increased expenses and working capital requirements and the potential loss of key employees and customers of acquired companies. In addition, acquisitions may involve financial risks, such as the potential liabilities of the acquired businesses, the dilutive effect of the issuance of additional equity securities, the incurrence of additional debt, the financial impact of transaction expenses and the amortization of goodwill and other intangible assets involved in any transactions that are accounted for using the purchase method of accounting, and possible adverse tax and accounting effects.

         We recently acquired Northeast Technologies, Inc., OnCall, Inc., Telnet Dynamics International, Inc., Wolf Communications, Inc. and Independence Telecommunications, Inc. While we believe that these acquisitions fit squarely within our business model, we may be unable to successfully integrate them into our business, which could have an adverse effect on our earnings or revenue growth.

Risks Relating to our Current Financing Agreement:

There Are A Large Number Of Shares Underlying Our Convertible Note That May Be Available For Future Sale And The Sale Of These Shares May Depress The Market Price Of Our Common Stock.

         As of November 30, 2001, we had 29,803,286 shares of common stock issued and outstanding and a convertible note outstanding, pursuant to a Securities Purchase Agreement dated October 17, 2001 with the Laurus Master Fund, Ltd., that may be converted into 1,901,739 shares of common stock, based on the current market price of $0.30 per share. The number of shares of common stock issuable upon conversion of the outstanding convertible note may increase if the market price of our stock declines. Pursuant to the Securities Purchase Agreement, we have an obligation to register an additional 50,000 shares of our common stock. In addition, we are registering 3,000,000 shares previously issued to certain parties. All of these shares, including all of the shares issuable upon conversion of the note may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Issuance Of Shares Upon Conversion Of The Convertible Note May Cause Immediate And Substantial Dilution To Our Existing Stockholders.

         The issuance of shares upon conversion of the convertible note, including the conversion of interest earned on the convertible note, may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert their convertible note if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

The Number Of Shares Of Common Stock Issuable Upon Conversion Of The Outstanding Convertible Note Will Increase If The Market Price Of Our Stock Declines, Which Will Cause Dilution To Our Existing Stockholders.

         The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the note, based on the market prices 25%, 50% and 75% below the maximum base price, as provided for in the Convertible Note dated October 17, 2001, of $0.23.

                  Price Per Share       Discount of 20%       Number of Shares Issuable
                  ---------------       ---------------       -------------------------
                       .1725                    .138                     2,535,652
                       .1150                    .092                     3,803,478
                       .0575                    .046                     7,606,957

As illustrated, the number of shares of common stock issuable upon conversion of the outstanding convertible note will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

If We Are Required For Any Reason To Repay The $300,000 Of Convertible Debentures We Issued In October 2001, We Would Be Required To Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure To Repay The Convertible Notes, If Required, Could Result In Legal Action Against Us, Which Could Require The Sale Of Substantial Assets.

         In October 2001, we issued $300,000 principal amount of convertible debentures. The convertible debentures are due and payable, with 8% interest, in October 2003, unless sooner converted into shares of our common stock. In addition, any event of default as described in the convertible notes could require the early repayment of the convertible notes, including a premium of 30% of the outstanding principal balance of the note at the time of the default. We anticipate that the full amount of the convertible notes, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible notes. If we are required to repay the convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets. Any such action would require us to curtail or cease operations.

Risks Relating to this Offering and our Common Stock:

Our Auditors Have Expressed Substantial Doubt About Our Ability To Operate As A Going Concern; This May Make Additional Financing More Difficult To Obtain.

We have negative working capital and have sustained operating losses and negative cash flows from operations and have experienced difficulty in meeting our obligations as they become due. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on generating operating profit and positive cash flows and/or generating additional debt or equity.

The Lack Of A Mature Trading Market For Our Common Stock May Cause Our Stock Price To Decline Significantly And Limit The Liquidity Of Our Common Stock.

         We do not meet the listing requirements for the listing or quotation of our common stock on any national or regional securities exchange or on Nasdaq. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. As a result, accurate current quotations as to the value of our common stock are unavailable making it more difficult for investors to dispose of our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that might prevail if our securities were listed or quoted on an exchange or on Nasdaq.

Our Common Stock Is Subject To The "Penny Stock" Rules Of The SEC And The Trading Market In Our Securities Is Limited, Which Makes Transactions In Our Stock Cumbersome And May Reduce The Value Of An Investment In Our Stock.

Our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Forward-Looking Statements

         This memorandum contains forward-looking statements that are inherently uncertain. We use words such as "anticipates", "believes", "expects", "future", "intend", "plans", "will" and similar expressions to identify forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. You should read these statements carefully because they discuss our future expectations, and we believe that it is important to communicate these expectations to our investors. However, these statements are only expectations. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the factors discussed under this "Risk Factors" section. These factors may cause our actual results to differ materially from any forward-looking statement.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, we do not assume any responsibility for the accuracy and completeness of such statements in the future. We do not plan to update any of the forward-looking statements after the date of this memorandum to conform such statements to actual results.

                                  THE OFFERING

         In this prospectus, we are registering 3,076,086 shares of our common stock, based upon the maximum base price of $0.23 as provided for in the securities purchase agreement dated October 17, 2001, underlying $300,000 of 8% convertible debentures, due October 17, 2003; and a grant of 50,000 shares of common stock, both of which have been issued to a single investor pursuant to a subscription agreement dated October 17, 2001. Interest only payments are due quarterly commencing December 31, 2001, and the principal is due in one lump sum on October 17, 2003, or upon certain events of default.

         The convertible debentures are convertible at the option of the holder, at a conversion price equal to the lesser of $0.23 per share or 80% of the average of the three lowest closing prices for the common stock for the 30 trading days prior to, but not including, the conversion date. The maximum number of shares of common stock that any subscriber or group of affiliated subscribers may own after conversion at any given time is 4.99%. The number of shares of common stock issuable upon conversion of the convertible debentures is approximately 1,901,739 shares of our common stock, based upon the price of $0.23 . The actual conversion price will depend on the market price of our common stock prior to the conversion.

         The parties have made mutually agreeable standard representations and warranties. We have also entered into certain covenants including, but not limited to, the following:

1. we may not redeem the convertible debentures without the consent of the holder;
2. we will pay a management fee in cash equal to 9% of the aggregate gross purchase price of the convertible debentures; and
3. we have agreed to incur certain penalties for untimely delivery of the shares.

         Upon any event of default, including the failure to register or deliver shares of common stock in a timely manner upon conversion, the note holders can require us to immediately pay a sum equal to 130% of the unconverted principal amount of the notes, together with accrued but unpaid interest.

         We have agreed to secure the payment of the convertible debentures by granting the investor a continuing security interest in certain of our, and our subsidiaries, accounts receivable. In the event accounts due pursuant to the terms of the convertible debentures are paid through the application of such accounts receivable, the investor shall receive a fee ranging from 7.5% to 15% of the gross amounts collected, for the investor's efforts in collecting such accounts receivable. Upon a default of our obligations with respect to the accounts receivable, the investor may declare all of our obligations under the October 17, 2001 agreements as due and payable.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders of our company. There will be no proceeds to our company from the sale of shares of common stock in this offering.

                                    DILUTION

      Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our company, our net tangible book value will be unaffected by this offering.

               MARKET FOR COMMON EQUITY AND RELATED STOCK MATTERS

         Our common stock trades on the Over-The-Counter Bulletin Board under the symbol "VRCM". Prior to November 1, 2000, there was no significant market for our securities and, thus, we do not have available high and low bid quotations for such time period. The following table sets forth the range of high and low bid quotations for our common stock for each quarter of the last two fiscal years, as reported on the OTC Bulletin Board. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.



                       PERIOD*                              HIGH                  LOW
                       ------                               ----                  ---

    Year Ended December 31, 2001:

             First Quarter................                1.5625               .104
             Second Quarter...............                1.667                .150
             Third Quarter................                 .740                .1667
             Fourth Quarter**.............                 .440                .280
    -----------------------------------------------------------------------------------------

    Year Ended December 31, 2000:

             Fourth Quarter...............                 .017                .017
    -----------------------------------------------------------------------------------------

         * The quotations for the period up through March 6, 2001 represent quotations for Encibar, Inc.
         ** Through November 30, 2001

           The approximate number of holders of record of our common stock, $.001 par value, as of November 30, 2001, was 485

                                 DIVIDEND POLICY

         Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors. No dividends on our common stock have ever been paid, and we do not anticipate that dividends will be paid on our common stock in the next fiscal year.

                           Consolidated Financial Data

          The following summary of consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the related notes. The consolidated statements of operations for the fiscal years ended December 31, 1999 and 2000, and the balance sheet data as of December 31, 2000 are derived from the audited consolidated financial statements of VersaCom International, Inc., which have been audited by Kaufman, Rossin & Co., Certified Public Accountants.

Consolidated Statement of Loss:

                                 Fiscal Year December 31,      September 30, 2001
                                     1999           2000            (Unaudited)
Revenues                            $1,966,563     $3,239,163                $846,030
Operating Expenses:
    Cost of Sales                    1,127,096      2,210,686                 638,492
    Selling, General and             1,025,106      1,858,187               3,494,382
    administrative
    Other                                   --             --                  46,495
                                 -------------- -------------- -----------------------
        Total Expenses              $2,152,202     $4,068,873              $4,179,369
                                 -------------- -------------- -----------------------
Loss                                  (185,639)      (829,710)             (3,333,339)
Loss per Share                          $(.015)        $(.166)                 $(.023)


Consolidated Balance Sheet Data:

                                     December 31, 2000      September 30, 2001
                                                                (Unaudited)

Total current assets                      $204,928                      $232,904
Property and equipment, at
       cost, less accumulated              116,821                       110,283
       depreciation
Other assets                                16,770                        84,007
Goodwill                                         -                            --
Total Current Liabilities                1,369,592                     2,350,655
Long Term Debt                              35,778                        40,883
Obligations Under Capital
     Leases                                  9,269                         3,295
Stockholder Loans                          139,307                       361,077
Deficiency In Assets                    (1,215,427)                   (2,328,716)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


            The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. This document contains certain forward-looking statements including, among others, anticipated trends in our financial condition and results of operations and our business strategy. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements.

Results of Operations

Nine Months Ended September 30, 2001 Compared to Nine Months Ended September 30, 2000

         For the nine months ended September 30, 2001, we generated revenues of $846,030, a decrease from revenues of $2,826,401 for the corresponding nine-month period of 2000. This decrease was primarily caused by inconsistent sales while we developed more effective and efficient marketing capabilities. We have implemented a plan designed to reallocate existing management skills, and recruit qualified sales personnel, all in an effort to provide necessary public company executive and administrative support, without reduction in sales and marketing efforts.

         For the nine month period in 2001, we incurred a net loss of $(3,333,339) or approximately $(.23) per share, compared to net loss of $(384,099) or approximately $(.03) per share for the corresponding nine month period in 2000. The net loss was primarily attributable to the reduced sales and an increase in executive and marketing personnel to manage an acquisition-minded public company.

         Selling, general and administrative expenses of $3,494,382 for the nine months ended September 30, 2001 reflect an increase over expenses of $1,262,578 incurred during the nine months ended September 30, 2000. This increase in selling general and administrative expenses is primarily attributable to increased personnel costs.

The Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

         For the year ended December 31, 2000, we had revenues of $3,239,163, which was an increase from revenues of $1,966,563 for the year ended December 31, 1999. This increase was primarily caused by the development of an office in Maryland. Sales decreased toward the end of 2000 and into 2001 due to our concentration on merging into a public company and developing an acquisition strategy. We have implemented a plan designed to reallocate existing management skills, and recruit qualified sales personnel, all in an effort to provide necessary public company executive and administrative support, without reduction in sales and marketing efforts.

         For the year ended December 31, 2000, we incurred a net loss of $(829,710) or approximately $(.166) per share, compared to net loss of

$(185,639) or approximately $(.015) per share for the year ended December 31, 1999. The net loss was primarily attributable to the reduced sales and an increase in executive and marketing personnel to manage an acquisition-minded public company.

         Selling, general and administrative expenses of $1,858,187 for the year ended December 31, 2000 reflect an increase over expenses of $1,025,106 incurred for the year ended December 31, 1999. This increase in selling, general and administrative expenses is primarily attributable to increased personnel costs.

Liquidity, Capital Resources and Plan of Operations

         As of September 30, 2001, we had a working capital deficit of $2,117,751, in that our current liabilities exceeded our current assets by that amount. At September 30, 2001, we also had an accumulated deficit of $2,328,716.

         As of November 19, 2001, we have acquired Northeast Technologies, Inc. and Wolf Communications, Inc. of Portland, Maine; Tel Net Telecommunications, Inc. of Sommersworth (Boston Vicinity), New Hampshire; Independence Telecommunications, Inc., of West Berlin (Philadelphia Vicinity), New Jersey; Telecommunications One of Norwalk, Connecticut; and the assets of On Call Telecommunications of Winter Garden (Orlando Vicinity), Florida. We also opened an office in Sarasota, Florida. Thus, with our existing offices in Boca Raton, Florida and Gaithersburg (Baltimore Vicinity), Maryland, we now have nine locations on the East Coast of the United States. Unless an exceptional opportunity presents itself, we will now concentrate on integrating the offices, introducing data services to the new offices, increasing sales and going forward with an already commenced Government Services Administration (GSA) contract. The GSA contract is between GSA and Net Connections Corporation (NCC) to provided broadband connections for US Government agencies and for approximately 1,800,000 government employees that Congress has required be enabled to telecommute. We have been retained by NCC as project manager to implement the contract.

                                    BUSINESS

Overview

         We are a full-service provider of telecommunications systems, data networks and related services throughout the United States. We offer our customers a single source for nearly all their voice and data requirements. Our capabilities include designing, installing, cabling and programming telecommunications and data systems as well as providing on-site training, product customization and offering 24 hour customer support and maintenance, 7 days a week. In addition, our technicians and engineers provide on-site system/network administration and other technical support on a contracted or time-and-materials basis. Lastly, we market local and long distance communications and broadband, high-speed services as an authorized BellSouth partner and a reseller for Cable and Wireless.

         Although we primarily market, install and support Telrad Networks' telecommunications product line, we also provide various voice and data networking equipment from other leading manufacturers such as Lucent, Toshiba, Cisco Systems, 3Com, Valcom and others. These relationships enable us to provide leading edge products for voice and data systems to an increasingly sophisticated and demanding customer base.

         Our typical customer has from 25 to 200 users at each of its locations. Year 2000 customers included both large and small companies from a wide variety of industries such as Rexall Sundown, The Check Cashing Stores, Cysive, Primesource Financial, American Association of Airports, Suburban Hospital, and David's Bridal Shoppes. We are also the out-sourced information technology department for small cities such as Sunny Isles, Florida.

         In August 2000, we became the first company in the United States to enter into a master distributor agreement with Telrad Networks. Telrad is a major Israeli-based manufacturer of telecommunications equipment with worldwide sales in excess of $300 million. It is 80%-owned by Koor Industries, Israel's largest industrial company, and 20% by Nortel. The agreement establishes us as a master distributor of Telrad products in 25 states in the eastern United States. Beginning on November 1, 2000, we became the exclusive supplier of Telrad products and support to over 80 Telrad dealers as well as to telecommunication equipment dealers that we recruit. Another benefit of becoming a master distributor is that we should realize higher margins on direct sales of Telrad products by our own sales force. We are in the process of designing an e-commerce web site to enable our Telrad sub-distributors to order parts and request support online.

         The telecommunications systems and data network markets in the United States are very large, steadily growing and highly fragmented, particularly in the areas of distribution, installation and training. Our target market, companies with 25 to 200 users, is serviced by small distributors/dealers with annual sales of $0.5 million to $5 million. The typical small distributor is unable to achieve meaningful economies of scale and typically has its growth constrained by a lack of professional management and financial resources. Further, the current convergence of telecommunications and data networks presents a problem for many small companies that do not have expertise in both of these areas.

            We maintain executive offices at 1515 N. Federal Highway, Boca Raton, FL 33432 and our telephone number is (561) 362-0049. We have regional operations in: the Baltimore-Washington D.C. metropolitan area; Winter Garden, Florida; and southern Maine. We also have a sales and marketing office in southern California, and have contracts to purchase office in New Hampshire, New Jersey, Pennsylvania and Connecticut.

         Markets

         The market for telecommunications systems, data networks and related services are quickly evolving, highly competitive and subject to rapid technological change. These markets have grown rapidly during the past decade. We believe this growth has been fueled, in large part, by the dynamic economic growth the United States has enjoyed during most of the 1990's which is projected to continue at a more modest, sustainable pace. The strong economy led to a high rate of new company formations, expansion of existing companies and an increase in merger and acquisition activity. We believe these changes require new or enhanced telephone systems and data networks to handle the ever-increasing demand to access, process and communicate information more rapidly. Also, as these products have proliferated, we believe a shortage has arisen for highly trained technical personnel to provide training, maintenance and administration of these new, enhanced systems and networks.

         The following table illustrates the growth in telephone apparatus shipments during the last decade. The compound annual growth rate during this period was approximately 11.5%.

   (in billions)
   ------------- ----------- ----------- ----------- ----------- ------------ ----------- ----------- -----------
   1992          1993        1994        1995        1996        1997         1998        1999        2000(F)
   ------------- ----------- ----------- ----------- ----------- ------------ ----------- ----------- -----------
    $20.5         $21.5       $23.2       $26.2       $31.7       $36.9        $41.4       $46.0      $51.6
   ------------- ----------- ----------- ----------- ----------- ------------ ----------- ----------- -----------

Source: U.S. Industry & Trade Outlook, 2000

         The following table illustrates the growth in personal computer and server sales since 1997 and the projected growth through 2003. The compound annual growth rate during this period is approximately 11.3%.

   (in billions)
   ------------- ----------- ----------- ----------- ----------- ------------ -----------
   1997           1998       1999        2000(f)     2001(f)     2002(f)      2003(f)
   ------------- ----------- ----------- ----------- ----------- ------------ -----------
    $70.3         $74.8       $78.4       $85.0       $86.8       $89.0       $91.2
   ------------- ----------- ----------- ----------- ----------- ------------ -----------

Source: IDG

         We believe there are several other trends that are driving the deployment of these advanced telecommunications systems and data network products including:

         Adoption of eBusiness Strategies. Major advances in networking, computing and software have increased the number and value of communications tools and have led to capabilities such as voice mail, electronic mail, wireless communications, Web chat sessions and voice communications over the Internet.

The rapid adoption of these new communications tools, accelerated growth in the use of the Internet and significant expansion of the electronic marketplace for goods and services have resulted in competitive pressures to change the way companies operate and interact with their customers, suppliers, partners and employees. In order to take advantage of the opportunities and efficiencies offered by the new communication-based economy, companies are increasingly implementing eBusiness strategies in order to:

         o        attract and retain customers;
         o increase revenue by using the Internet to reach new markets and customers;
         o        enhance relationships with suppliers, partners and employees;
         o share in-house knowledge and expertise more effectively throughout their organizations; and o decrease their operating costs.

         As the uses and complexity of eBusiness offerings continue to rise, companies can be expected to increasingly demand flexible communications systems to support their operations and to enhance and personalize their relationships with customers, suppliers and partners. We believe that most companies are just beginning to deploy the advanced communications solutions that provide the infrastructure for eBusiness. Few companies, however, have the personnel with the range of skills necessary to implement comprehensive eBusiness solutions and the advanced communications solutions to support them. Therefore, companies increasingly are looking to outsource these functions.

         A Focus on Customer Relationship Management. Companies increasingly are focused on customer relationship management, a business strategy for building and retaining a strong, active base of satisfied customers through relationship-oriented services and proactive marketing and management. The development of more advanced communication tools and the adoption of eBusiness strategies have increased companies' ability to manage its interaction with customers. The expansion of eBusiness and resulting competitive pressures have helped convince companies to incorporate customer relationship management into their strategies. Customer relationship management strategies build upon the basic principles of customer service to use voice, Web, facsimile and other forms of communications and software to:

         o        record and utilize customer preferences;
         o ensure that customers are served when they prefer, using the communications media of their choice;
         o provide customer self-service functionality as well as interactive services; and
         o meet customer expectations consistently and in a timely manner.

         Increasingly, customer relationship management strategies rely on advanced solutions with workflow and back-office capabilities to manage the relationship from the initial point of contact with a customer, whether in person, on the telephone or over the Internet, through transaction fulfillment, accounting and ongoing customer satisfaction.

         Extended Enterprises. The growth of eBusiness and advances in networking and software applications have allowed companies to extend beyond their physical facilities to create a broad geographical presence that requires coordination of widespread operations. Globalization of operations and consolidation of industries through high levels of worldwide mergers and acquisitions activity have contributed to increased complexity of companies. A single enterprise may have numerous locations that need to be linked electronically, and merged enterprises face the challenge of coordinating their often-disparate systems and organizations quickly and effectively. These enterprises require voice communication servers and messaging systems that can be networked together, or to the servers and systems of other vendors, to support their dispersed operations. Communication tools such as voice and electronic mail, facsimiles and wireless devices have also helped to create a mobile workforce capable of working from home or other remote locations, both during and outside traditional business hours. We believe that advanced communications systems that can grow with an enterprise and that will integrate with existing infrastructure are needed to allow companies of all sizes to extend their reach and coordinate all aspects of their operations.

         Evolution Toward Converged Voice and Data Networks. Voice and data networks have historically been separate, using different switching or transmission technologies because of the inherent differences in the requirements of the traffic they support. Until recently, technology did not exist to reliably carry voice and data traffic over a single network and satisfy the requirements of both types of traffic. Over time, it is expected that voice and data networks will converge into a single network. This convergence will be driven by the development of eBusiness and other applications that require converged networks as well as the potential cost savings for companies utilizing a single, integrated network for their communications as well as by additional operational benefits. However, while converged technology has begun to be deployed, further advances in reliability are necessary before this technology will be widely accepted. Accordingly, companies are seeking advanced applications that allow their voice and data networks to work together efficiently. These applications enable enterprises to experience some of the benefits of a converged network without the expense of replacing their entire communications infrastructure.

         Our Strategy

         Our goal is to become a broad-based provider of telecommunication systems, data networks and related services to regional and national companies in North America that primarily will be driven by a consolidation strategy that includes:

o Acquiring small, profitable companies located in geographic markets not presently served by the us;

o Increasing sales by cross-selling products and services not previously sold by the acquired companies to their existing customer bases;

o Centralizing many administrative functions to eliminate redundancies and achieve synergies; and

o Expanding its product line and services to include wireless applications and other emerging technologies.

     Acquisitions. We view the existing industry fragmentation as a significant consolidation opportunity. The goal of our acquisition program is to end up with a network of locations capable of providing complete market coverage in the Southeast and eventually throughout North America. We believe that as we approaches our goal it will achieve greater success in obtaining business from larger regional and national customers with multiple locations. We are dedicated to a program of acquiring small, profitable companies that provide voice and data products and related services that are comparable to those offered by us. In general, we hope to acquire companies with sales of $1 million to $3 million located in strategic locations where it does not have a market presence. We intend to use a combination of cash and our stock to make acquisitions. Our ability to raise and maintain cash resources through borrowings or sales of our securities for this purpose will be critical to our success. There can be no assurance that we will be able to raise sufficient funds.

     Cross-Selling Products and Services. Many companies today are being faced with the need to integrate their voice and data networks or replace their outdated networks. The typical acquired company will either be in the telecommunications or the data business, but not both. With our expertise in both the voice and data businesses, we intend to train and certify personnel from each acquired company in whichever product line they previously did not offer its customers. We believe this represents a great opportunity to cross-sell the acquired company's existing customer base.

     Centralizing Functions. We plan to centralize certain functions in the acquired companies such as finance, accounting, marketing, purchasing, vendor relations, sales force management, and employee benefits. By centralizing these functions we will be able to implement standards across the entire company, make changes quickly and significantly lower operating costs as redundancies are eliminated and other synergies, such as volume purchase discounts, are achieved.

     Expanding Product Line. In these rapidly changing technology markets, it is essential to stay abreast of all major product developments to remain competitive as well as to attract and retain technical staff. We believe that our people must be knowledgeable about state-of-the-art in voice and data technologies and be prepared to offer these technologies to its customer base as soon as they become commercially available. We will make sure that the personnel at our acquired companies share this attitude and provide them with the trade journals and encourage them to attend seminars to learn about new and evolving technologies.

Principal Products

     With the increasing importance of network operations to business success, we provide the full service solution of consulting, design, installation and year-round 24 hour, seven days a week, service and support that customers now demand. We provide our fully integrated services through four operating divisions:

o        Telecommunications and Interconnect
o        Information Technology

o        Cabling
o        Technical Support and Service

Telecommunications and Interconnect

         Our telecommunications and interconnect division designs and sells telecommunication systems including switches, private branch exchange systems, telephones and voice mail systems for customers who anticipate the need for 100-1000 simultaneous users. We provide the custom programming required to match each system to the unique requirements of the customer. We specialize in interconnected systems for larger companies with multiple operating locations and is building its expertise in the development of sophisticated call centers. To provide a complete systems solution, we provide carrier services from BellSouth and Cable and Wireless and earn monthly residual income from customer usage through these carriers.

         A key part of our success is our strategic relationship with Telrad Networks (www.telrad.com), one of the leading suppliers in North America for telephony equipment, which provides the ability to send voice data, as opposed to digital data, over the Internet. We are the sole master distributor for the eastern United States. This agreement enables us to sell and service the full range of Telrad's state-of-the-art switches, private automatic branch exchanges and telephone systems. Through the master distributor agreement, we receive higher margins on our direct product sales to customers and also receive a distributor mark-up on all sales to sub-distributors. There are currently approximately 80 Telrad sub-distributors in the eastern United States that will be buying through us. Increased sales through sub-distributors represent a major opportunity for us to increase revenues and operating income. We are now in the process of selecting an e-commerce software package to permit sub-distributors to order equipment through the Internet for next day delivery. This e-commerce site will handle all transaction processing, and all transactions will paid for with credit cards.

Information Technology

         Our information technology division designs, integrates and installs data network systems for optimum performance and reliability. With the ever-increasing importance of network expandability, the company specializes in the development of networks for early stage high technology companies. An increasing part of our business is in the design and installation of network systems for Internet companies and for wireless networks. We also supply full-time network administrators and engineers for customers that lack the in-house expertise to maintain and operate today's increasingly sophisticated networks.

         We also sell and install network equipment from leading manufacturers, such as Cisco Systems, 3Com and Lucent Technologies. Our installers and technical support personnel are certified by these manufacturers.

Cabling

         A properly designed and installed cable system is essential to having a trouble-free voice or data network. We design, install, upgrade and repair cable systems either in conjunction with a contract awarded to our telecommunications and information technology division or for cabling-only customers. Many data network equipment suppliers require the purchaser to contract with cabling specialists such as our company to install and certify the cable infrastructure prior to installing the network. We have installed cabling throughout the United States, Canada and the Caribbean for new construction, major rehabilitations and nearly every other type of project.

         By offering this service to our customers, we are able to market our self as a turnkey, single-source, solution-provider. This is attractive to many customers who want to avoid the problems that invariably arise in multi-vendor projects. We use registered communications distribution designers certified by the Building Industry Consulting Services International for the design of complex cable networks.

Technical Support and Service

         To support our customers, we provide technical support and service remotely and on-site. Our technical support and service divisions is designed to provide a comprehensive set of services in support of direct and indirect channels. We provide these services either directly or through its network of authorized service providers. Installation generally is included in the purchase price, and most products carry a one-year warranty. For additional service, customers can elect to enter into annual maintenance contracts covering the equipment and networks installed by us on a 24 hour a day, 365 day basis or, if they do not choose to enter into such contracts, they may have service provided on a time and materials basis. In addition, we offer value-added services such as on-site training and network administration.

Sub-Contractors

         In order to provide installation and support to customers with facilities located too far from one of our existing offices, we have established a network of 70 sub-contractors we refers to as "authorized service providers." All authorized service providers must meet performance standards to be approved by us and are required to execute non-compete agreements prior to performing any work for our customers. We are continuously expanding our authorized service provider network throughout the United States and Canada.

Sales and Marketing

Sales

         We presently generate sales through the efforts of our end-user sales force and other personnel that interface with customers. We expect to derive additional sales from our Telrad Master Distributorship and recent and pending acquisitions.

         We currently have a total of eight salespeople located in Boca Raton, Florida, Irvine, California and the Baltimore-Washington metropolitan area. These salespeople primarily are focused on developing new customers in their local markets with a particular emphasis on regional or national companies that have multiple locations. Our customers are from numerous industries. Our customers range from small, single location companies to national clients such as Cysive and ByeByeNow.com.

         In addition to selling product features and benefits and competitive prices, our salespeople sell our turnkey capabilities, our technical strength and our high level of post-installation support. Although several of our salespeople are familiar with all of our product lines, most salespeople specialize in one of the following: telecommunications systems, data networks, cabling or carrier services. All salespeople sell our technical support and maintenance service agreements. Also, our engineers and technicians are responsible for generating sales while they are solving problems or administering systems or networks for customers.

         Our agreement with Telrad Networks represents a twofold opportunity as follows:

         Telrad Service Only Dealers. Service only dealers are local dealers that have sold Telrad products in the past but currently have limited, if any, Telrad sales. These dealers presently are not entitled to complimentary resources that Telrad offers its larger dealers such as technical support, technical bulletins and marketing literature. Beginning November 1, 2000, we were assigned approximately 80 such dealers in our 25-state territory. Our plan is to convert 25% of these dealers to once again sell Telrad's product line. As of January 10, 2001, we had converted 13 service only dealers. Also, we will market our products, such as Cisco routers, to these companies.

         VersaCom/Telrad Affiliate Dealer Program. This program, now being implemented, permits us to solicit prospective new dealers to sell Telrad products in areas where Telrad has weak or no distribution. These may be dealers of either telephone systems or data networks. We believe that the data companies will be particularly interested in Telrad's product line due to the convergence taking place between telecommunications and data networks and the higher profit margins available on Telrad's equipment versus most data hardware. As of January 10, 2001, we had signed up 2 affiliate dealers. We estimate that there are 600 dealers, including companies that are members of various industry associations, who are prospective affiliate dealers.

         The responsibilities we assumes as a master distributor include order processing and fulfillment, technical and sales support, and dealer development. We are developing a web site to electronically handle most order processing and fulfillment functions, take credit card payments and provide a database of technical specifications and other information about all of Telrad's products.

Marketing Plan

         Our target customers are regional and national companies with multiple locations as well as smaller, local companies with at least 25 employees. In order to reach the decision-makers in these companies our marketing plan includes:

         o Telemarketing. Current customers represent just a small fraction of our customer list and there are several other lists of prospective customers that need attention. We plan to hire an outside telemarketing firm to cultivate these lists more aggressively.

         o Advertising. We plan to use targeted advertising in Yellow Pages, both hard copy and Internet versions, as well as in business journals and other cost-effective trade publications in its target geographic markets. Earned cooperative advertising funds from Telrad and others will be used to pay for a portion of these costs.

         o Public Relations. Issuing press releases to appropriate media is an inexpensive method of potentially reaching customers and building awareness of our presence in the market.

         o Participation in industry associations, conventions and meetings. Our management and salespeople will be actively involved in local and national industry associations. We have committed to exhibit at trade shows in New York City and Las Vegas that are expected to draw attendees meeting the client profiles previously discussed. Thousands of qualified, targeted prospects are expected at these conferences.

         o VersaCom's Web site. Marketing will support our through our web site at www.versacominc.com that will be updated regularly. Potential customers, suppliers and vendors are able to learn about us, our products and services, and to make online inquiries and request information or assistance from either corporate headquarters or our offices located closest to them.

         Competition

         The markets in which we compete in the United States are highly fragmented with thousands of companies providing design, installation, service or support for voice and data networks. Competitors range from multi-billion dollar international conglomerates such as Lucent Technologies and Nortel Networks to local telephone system installers with sales of less than a million dollars per year. Many of the competitors are substantially larger than the company and have significantly greater financial, sales, marketing, distribution, technical, manufacturing and other resources. We expect to face increasing competitive pressures from both current and future competitors. Technological developments and consolidation within the telecommunications and data networks industries result in frequent changes in competitors. The principal competitive factors in product sales include:

         o        product features and reliability;
         o        customer service and technical support.
         o        an installed base of similar or related products;
         o        relationships with buyers and decision makers;
         o        price;
         o        brand recognition;
         o the ability to integrate various products into a customer's existing network; and
         o        the ability to be among the first to introduce new products;

The principal competitive factors in technical support and services include:

         o        focus on the customer's specific needs;
         o        project management and change management skills;
         o business model as well as technical architecture and information systems design skills;
         o        product-specific expertise;
         o        eBusiness experience and expertise;
         o        speed of delivery;
         o        industry, business process and general business expertise; and
         o        objectivity of advice provided.

         In most cases, we are able to compete effectively by offering a more complete range of products and services at competitive prices and delivering the technical support required to insure customer satisfaction. Also, by having expertise in both telecommunications systems and data networks, we believe we have a competitive advantage over most of our competitors who specialize in one or the other of these product lines.

Employees

         We have 62 employees, of which 61 are full time employees.

Properties

       We lease approximately 3600 square feet of office space located at 1515 North Federal Highway, Boca Raton, Florida 33432, which we use as our corporate headquarters. This lease expires June 30, 2003 and has an annual base rent of $47,849.27, plus costs, with a scheduled increase in the annual base rent of 5% per year.


                                LEGAL PROCEEDINGS

       From time to time we may become subject to litigation incidental to our business including possible product liability claims. Such claims, if successful, could exceed applicable insurance coverage. We are not currently a party to any legal proceedings that we consider to be material, except for the following matters:

       Michael Seaman, a former consultant of ours, has commenced an action entitled Michael R. Seaman v. VersaCom International, Inc., Noble Hose of Boston, Boston Business, Inc. and Mathew Carley, Circuit Court, 9th Judicial Circuit, Orange County Florida, C1001-6909. The suit alleges that we owe Mr. Seaman approximately $100,000 in consulting fees.

       In the matter entitled Internet Finance International Corp. v. Versacom International, Inc., Docket No. 01-016162, Supreme Court of New York, Nassau County, the plaintiff is seeking 250,000 freely trading shares from a prior consulting agreement.

                                   MANAGEMENT

Executive Officers, Directors, And Key Employees

       The executive officers, directors and key employees of the Company and their ages and positions with the VersaCom as of November 30, 2001 are as follows:


NAME                                      AGE     POSITION
----                                      ---     -------
John M. Kaiser                            41      Chairman of the Board
Fred Schwartz                             55      President, Chief Executive Officer and Director
Todd Wolff                                33      Chief Operating Officer
John Sugrue                               59      Vice President and Director
Shaun Campbell                            33      Vice President of Information Technology

     All directors were elected on March 9, 2001 and hold office for a period of one year, or until the next annual meeting of shareholders of the Company and until their successors are elected and qualified.

     John M. Kaiser, Chairman of the Board. Mr. Kaiser, our chairman of the board of directors, founded VersaCom in 1999. During the prior 12 years, Mr. Kaiser was co-founder and chief executive officer of M & J Technologies, Inc., a full service maintenance company of mainframes, printers and POS equipment in addition to marketing and sales of custom computers and maintenance contracts. Mr. Kaiser has more than 21 years of successful start up enterprises. His expertise lies in new business development, merchandise planning and developing product lines.

     Fred Schwartz, President, Chief Executive Officer, Director. Mr. Schwartz has served as the President and Chief Executive Officer since May 2001. Mr. Schwartz also serves as a Director. From January 1, 2001 to May 2001, Mr. Schwartz served as the Chief Operating Officer and Vice President. From July 1999 to November 2000, Mr. Schwartz served as the vice president of ByeByeNow.com, inc., an Internet based travel company with 300 franchised travel agencies. From August 1997 through May 1999, Mr. Schwartz served as an adjunct lecturer at the University of Miami. From January 1997 to July 1999, Mr. Schwartz was the president of Professional Forum, Inc. a consulting firm. Additionally, Mr. Schwartz was admitted to practice law in New York in 1968. He spent 15 years as a government attorney, the last five of which were as a trial attorney for the United States Department of Justice part of which as Deputy Attorney in Charge of the Miami Office of the Federal Organized Crime Strike Force. For the next 13 years, Mr. Schwartz was in the private practice of law.

     Todd Wolf, Chief Operating Officer. Mr. Wolf currently has served as our chief operating officer since May 2001. Prior to joining VersaCom, Mr. Wolf was the president of Wolf Communications, which he started in 1995, and which has grown into one of the premier Telecommunications providers in Maine, serving much of New England as well. We are in the final stages of acquiring Wolf

Communications. Mr. Wolf brings more than fifteen years of experience in the telecommunications and data network industry. Wolf Communications was also a Telrad Network's dealer. Prior to establishing Wolf Communications, Mr. Wolf was employed by Sprint corporation.

     John Sugrue, Vice President of Procurement and Director. Mr. Sugrue has served as our vice president of procurement since March 2001 and is also a director of VersaCom. From 1998 to March 2001, Mr. Sugrue, as co-owner of M & J Technologies, teamed up with Mr. John Kaiser to create VersaCom and served as our vice-president. From 1986 to 1998, Mr. Sugrue was the owner of Supreme Carpets, a flooring company. Mr. Sugrue, born and educated in England, settled in the United States in 1972. With over 30 years of diversified entrepreneurial experience, Mr. Sugrue began his career in the United States as vice president of Drummond Enterprises, a multi-faceted development company specializing in hotel and land development. From 1974 to 1980, he was self-employed in the commercial brokerage and land development field and then moved on to owning and operating various retail stores from 1980 to 1998.

     Shaun Campbell, Vice President of Information Technology. Mr. Campbell has served as our vice president of information technology since December 1, 2000. From January 2000 to November 2000, Mr. Campbell was the Director of E-Business, Infrastructure and Operation at ByeByeNow.com. From March 1999 to December 1999, Mr. Campbell was the Director of Security Engineering at AutoNation, Inc. From July 1998 to March 1999 Mr. Campbell was the Manager of Open Systems Security at AutoNation, Inc. From February 1997 to July 1998, Mr. Campbell was the Manager of NT Servers at AutoNation, Inc. From October 1995 to February 1997, Mr. Campbell was a Senior Network Specialist at Alamo Rent A Car. Mr. Campbell started his career with Texas-based Johnson and Johnson as a systems analyst. Mr. Campbell then moved into a senior analyst position responsible for managing all network, server, telecommunications, voice mail and video conferencing systems.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation we paid to our Chief Executive Officer and our other executive officers whose income exceeded $100,000 for our last fiscal year ended December 31, 2000 (the "Named Officers").

Summary compensation table

========================== ======= ====================================== ============================================== ===========


                                            Annual Compensation                   Long-Term Compensation Awards
                                                                                  Awards                 Payouts

                                                                            Securities        Restricted
                                                                              Under           Shares or                   All Other
                                                          Other Annual       Options          Restricted        LTIP      Compens-
Name and Principal                  Salary      Bonus     Compensation       Granted          Share Units      Payouts    ation
Position                    Year      ($)        ($)           ($)              #                ($)            ($)          ($)
-------------------------- ------- ---------- ---------- ---------------- ---------------- ------------------ ---------- -----------
John Kaiser, Chief          2000    150,000      Nil           Nil              Nil               Nil            Nil    200,000
    Executive Officer       1999    150,000                                                                             shares of
                            1998      --                                                                                free trading
                                                                                                                        stock
-------------------------- ------- ---------- ---------- ---------------- ---------------- ------------------ ---------- -----------
========================== ======= ========== ========== ================ ================ ================== ========== ===========

         Mr. Kaiser was not granted and did not exercise any options during the most recently completed financial year.

Compensation of Directors

         We do not provide any compensation to our directors.

Employment Agreements

         As of December 31, 2000, we did not have an employment agreement with Mr. Kaiser.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

            The following table sets forth the beneficial ownership of VersaCom voting securities as of the closing date of this offering by:

o each person known by us to beneficially own 5% or more of the outstanding shares of our voting securities
o       each of our directors o our named executive officers
o       all directors and executive officers as a group.

As of November 30, 2001, we had 29,803,286 shares of common stock issued and outstanding. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.

                                          Number of Shares
    Identity of Person or Group         Beneficially Owned(1)         Percent of Class

John Kaiser                                  6,554,000(2)                   21.99

Boston Business Group,                        1,300,000                     4.36
Inc.

Fred Schwartz                                1,582,000(3)                   5.31

John Sugrue                                  2,200,000(4)                   7.38

All Officers and                              10,336,000                    34.68
Directors as a Group

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unissued common shares subject to options, warrants or other convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for the purpose of computing the beneficial ownership of common shares of the person holding such convertible security but are not deemed outstanding for computing the beneficial ownership of common shares of any other person.

(2) Includes 2,000,000 shares collectively held by Kaiser Family Trust and Mr. Kaiser's minor children.

(3) Includes 280,000 shares collectively held by Fred and Liz Schwartz Trust and Mr. Schwartz' minor children.

(4) Includes 500,000 shares held in escrow that may be released depending on our financial performance during the next three years.

     The above table excludes 1,090,000 stock options that have been granted to employees and directors pursuant to our 2001 Incentive Stock Option Plan. All of these options have an exercise price of between $0.05 and $0.50 per share. The Incentive Stock Option Plan has an additional 2,410,000 options that may be granted by the Company's Board of Directors to employees, directors or consultants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 5, 2001, Murray Schwartz, Fred Schwartz's father, loaned us $218,000 pursuant to a promissory note with an interest rate of 8% per annum. This loan is secured by a security agreement and a UCC-1 form. The loan was due in April 2001 but has not yet been repaid. We do, however, intend to repay this loan to the estate of Murray Schwartz.

                          DESCRIPTION OF CAPITAL STOCK

            Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, of which 29,803,286 shares were issued and outstanding as of November 30, 2001.

            Our board of directors may determine the times when, the terms under which, and the consideration for which we shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, we shall deem to be fully paid and non-assessable.

Common Stock

            The holders of shares of our common stock are entitled to dividends when and as declared by our board of directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of our common stock have one non-cumulative vote for each share held. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to our common stock.

            Stockholders are entitled to one vote of each share of common stock held of record on matters submitted to a vote of stockholders. The common stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of common stock will not be able to elect any person or persons to our board of directors.

Outstanding Warrants and Options

            We have an option plan entitled 2001 Incentive Stock Option Plan, which was funded with 3,500,000 options to be granted by the Company's Board of Directors to employees, directors or consultants. As of November 30, 2001, we had issued 1,090,000 of these options to certain employees and directors.

Promissory Notes

         On February 5, 2001, Murray Schwartz, Fred Schwartz's father, loaned us $218,000 pursuant to a promissory note with an interest rate of 8% per annum. This loan is secured by a security agreement and a UCC-1 form. The loan was due in April 2001 but has not yet been repaid. We do, however, intend to repay this loan to the estate of Murray Schwartz.

         In addition, pursuant to the March 7, 2001 merger agreement between Encibar, Inc. and VersaCom International, Inc., we owe an investment consultant $400,000. We are required to pay the $400,000 on specified dates through February 15, 2002.

Securities Included In This Offering

            October 2001 Convertible Debentures

         In this prospectus, we are registering 3,076,086 shares of our common stock, based upon the maximum base price of $0.23 as provided for in the securities purchase agreement dated October 17, 2001, underlying $300,000 of 8% convertible debentures, due October 17, 2003; and a grant of 50,000 shares of common stock, both of which have been issued to a single investor pursuant to a subscription agreement dated October 17, 2001. Interest only payments are due quarterly commencing December 31, 2001, and the principal is due in one lump sum on October 17, 2003, or upon certain events of default.

Transfer Agent And Registrar

            Atlas Stock Transfer, located at 5899 South State Street, Salt Lake City, Utah 84107 serves as the transfer agent and registrar for our common stock.

SELLING STOCKHOLDER


         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

--------------------- --------------- ------------------- ------------ ----------- --------------- ----------- ---------------
                                                           Shares of
                       Total Shares                         Common
                        of Common                            Stock      Beneficial                  Beneficial   Percentage
                          Stock        Total Percentage    Included     Ownership  Percentage of   Owner-ship    of Common
                      Issuable Upon    of Common Stock,       in        Before the  Common Stock    After the   Stock Owned
        Name          Conversion of     Assuming Full     Prospectus     Offering   Owned Before    Offering   After Offering
                        Notes (2)       Conversion(2)         (1)          (2)        Offering        (3)           (3)
--------------------- --------------- ------------------- ------------ ----------- --------------- ----------- ---------------
Laurus Master Fund,        1,563,043               4.98%    3,076,086   1,563,043           4.98%      --            --
Ltd.
--------------------- --------------- ------------------- ------------ ----------- --------------- ----------- ---------------

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible note is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. As a result of the contractual agreement not to exceed 4.99% beneficial ownership, the selling shareholder does not believe it is a control person as defined in the Securities Exchange Act of 1934 or is required to file a Schedule 13D.

(2) Assumes that the 80% average of the three lowest closing prices of our common stock for the thirty days immediately prior to this conversion date is greater than the maximum base price of $0.23 per share. Includes 50,000 shares issued to Laurus Master Fund, Ltd., pursuant to the October 17, 2001 Securities Purchase Agreement. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Master Fund, Ltd. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Master Fund, Ltd.

(3)      Assumes that all securities registered will be sold.

                              Plan of Distribution

         The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the common stock in this offering. The selling stockholders may use any one or more of the following methods when selling shares:

o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

o        An exchange distribution following the rules of the applicable exchange

o        Privately negotiated transactions

o        Short sales or sales of shares not previously owned by the seller

o        A combination of any such methods of sale any other lawful method

The selling stockholders may also engage in:

o Short selling against the box, which is making a short sale when the seller already owns the shares.

o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

o Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         Because the selling shareholders are deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements.

         We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

                  If the selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                         SHARES ELIGIBLE FOR FUTURE SALE


         Shares Outstanding and Freely Tradable After Offering. Upon completion of this offering, we will have approximately 32,829,372 shares of common stock outstanding, assuming the conversion of all convertible notes at current market prices and taking into account the 50,000 shares of common stock issued under the securities purchase agreement dated October 17, 2001 and held by the selling stockholder. The shares to be sold by the selling stockholder in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held our by "affiliates", as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

         Rule 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of us, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 328,293 shares after this offering) or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us is satisfied. In addition, affiliates of ours must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

            Effect of Substantial Sales on Market Price of Common Stock. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

                                  LEGAL MATTERS

            The validity of the common stock offered hereby will be passed upon for our company by Sichenzia, Ross, Friedman & Ference LLP, New York, New York.

                                     EXPERTS

         Our financial statements for the years ended December 31, 1999 and 2000 have been included in this prospectus in reliance on the report of Kaufman, Rossin & Co., certified public accountants, as given upon the authority of said firm as experts in accounting and auditing.

         At a meeting held on July 9, 2001, our Board of Directors approved the engagement of Kaufman, Rossin & Co. as independent auditors for the fiscal year ending December 31, 2001. In so doing, the Board determined not to renew the engagement of Mantyla McReynolds, independent auditors for the years ended March 31, 2000 and 1999, and for the period from March 22, 1999 (Reactivation) to March 31, 2000. Kaufman, Rossin & Co. had been engaged as the independent accountants for Versacom International, Inc., a Florida corporation, prior to its March 9, 2001 consummation of a "reverse merger."

         The audit reports of Mantyla McReynolds for the two years ended March 31, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles; however, Mantyla McReynolds' opinion dated May 26, 2000, relative to the financial statements as of and for each of the two years ended March 31, 2000 and 1999, and for the period from March 22, 1999 (Reactivation) to March 31, 2000, included an explanatory paragraph relative to our ability to continue as a going concern.

         During the two fiscal years ended March 31, 2000 and 1999, there were no disagreements with Mantyla McReynolds on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Mantyla McReynolds would have caused Mantyla McReynolds to make reference to the subject matter in their report.

         Prior to engaging Kaufman, Rossin & Co., we did not consult Kaufman, Rossin & Co. regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements or any other financial presentation whatsoever.

                         HOW TO OBTAIN MORE INFORMATION
                       ABOUT VERSACOM INTERNATIONAL, INC.

            We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.


            We have filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock being offered by its selling shareholders. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our common stock offered by the selling shareholders, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

C O N T E N T S
                                                                                                        Page
-------------------------------------------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT                                                                             F-1

CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000

         Balance Sheet                                                                                   F-2

         Statements of Operations                                                                        F-3

         Statements of Changes in Deficiency in Assets                                                   F-4

         Statements of Cash Flows                                                                     F-5 - F-6

         Notes to Consolidated Financial Statements                                                  F-7 - F-14


CONSOLIDATED FINANCIAL STATEMENTS  (UNAUDITED)
SEPTEMBER 30, 2001


         Balance Sheet                                                                                  F-15

         Statements of Operations                                                                       F-16

         Statements of Changes in Deficiency in Assets                                                  F-17

         Statements of Cash Flows                                                                       F-18

         Notes to Consolidated Financial Statements                                                  F-19 - F-23


INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
VersaCOM International, Inc.
Boca Raton, Florida


We have audited the accompanying consolidated balance sheet of VersaCOM International, Inc. and Subsidiary as of December 31, 2000 and the related consolidated statements of operations, changes in deficiency in assets and cash flows for the year ended December 31, 2000 and the period from inception (January 27, 1999) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VersaCOM International, Inc. and Subsidiary at December 31, 2000, and the results of their operations and their cash flows for the year ended December 31, 2000 and the period from inception (January 27, 1999) through December 31, 1999, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has negative working capital and has sustained operating losses and negative cash flows from operations since inception and has experienced difficulty in meeting its obligations as they become due. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                     KAUFMAN, ROSSIN & CO.

Miami, Florida
July 16, 2001

VERSACOM INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2000

ASSETS
-------------------------------------------------------------------------------------- ------------------- ------------------------

CURRENT ASSETS
     Cash                                                                                                    $          17,914
     Accounts receivable, net of allowance of $25,712                                                                  137,642
     Inventory                                                                                                          49,372
-------------------------------------------------------------------------------------- ------------------- ------------------------
         Total current assets

PROPERTY AND EQUIPMENT (NOTES 3, 4 AND 5)                                                                              116,821

OTHER ASSETS                                                                                                            16,770
-------------------------------------------------------------------------------------- ------------------- ------------------------

         TOTAL ASSETS                                                                                        $         338,519
-------------------------------------------------------------------------------------- ------------------- ------------------------

LIABILITIES AND DEFICIENCY IN ASSETS
-------------------------------------------------------------------------------------- ------------------- ------------------------

CURRENT LIABILITIES
     Accounts payable                                                                                        $         642,997
     Note payable (Note 4)                                                                                              20,000
     Convertible note payable (Note 4)                                                                                  30,000
     Current maturities of long-term debt (Note 4)                                                                      12,901
     Current maturities of obligations under capital leases (Note 5)                                                    14,063
     Current maturities of stockholder loans (Note 6)                                                                    4,700
     Note payable to former stockholder (Note 6)                                                                       162,189
     Accrued wages and related taxes and benefits                                                                      202,048
     Sales tax payable                                                                                                  97,887
     Other accrued liabilities                                                                                         182,807
-------------------------------------------------------------------------------------- ------------------- ------------------------
         Total current liabilities
-------------------------------------------------------------------------------------- ------------------- ------------------------

LONG-TERM DEBT (NOTE 4)                                                                                                 35,778
-------------------------------------------------------------------------------------- ------------------- ------------------------

OBLIGATIONS UNDER CAPITAL LEASES (NOTE 5)                                                                                9,269
-------------------------------------------------------------------------------------- ------------------- ------------------------

STOCKHOLDER LOANS (NOTE 6)                                                                                             139,307
-------------------------------------------------------------------------------------- ------------------- ------------------------

         TOTAL LIABILITIES                                                                                           1,553,946
-------------------------------------------------------------------------------------- ------------------- ------------------------

COMMITMENTS (NOTES 7 AND 9)

DEFICIENCY IN ASSETS                                                                                       (         1,215,427)
-------------------------------------------------------------------------------------- ------------------- ------------------------

         TOTAL LIABILITIES AND DEFICIENCY IN ASSETS                                                          $         338,519
-------------------------------------------------------------------------------------- ------------------- ------------------------

                             See accompanying notes.

VERSACOM INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD FROM
INCEPTION (JANUARY 27, 1999) THROUGH DECEMBER 31, 1999

                                                                                           2000                     1999
--------------------------------------------------------------------------------- ------------------------ ------------------------

NET SALES                                                                           $       3,239,163        $       1,966,563

COST OF GOODS SOLD                                                                          2,210,686                1,127,096
--------------------------------------------------------------------------------- ------------------------ ------------------------

GROSS PROFIT                                                                                1,028,477                  839,467

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                                1,858,187                1,025,106
--------------------------------------------------------------------------------- ------------------------ ------------------------

NET LOSS                                                                          ( $         829,710)     ( $         185,639)
--------------------------------------------------------------------------------- ------------------------ ------------------------

                             See accompanying notes.

VERSACOM INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIENCY IN ASSETS
YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD FROM
INCEPTION (JANUARY 27, 1999) THROUGH DECEMBER 31, 1999

                                                                                             Accumulated
                                                            Common Stock                       Deficit               Total
                                                    Shares                Amount
 ----------------------------------------------------------------------------------------------------------------------------------

 Issuance of common stock for cash                 12,300,000        $          300       $            -       $          300

 Net loss                                                   -                     -      (       185,639)     (       185,639)
 ----------------------------------------------------------------------------------------------------------------------------------

 Balance at December 31, 1999                      12,300,000                   300      (       185,639)     (       185,339)

 Issuance of common stock for cash                    900,000                    22                    -                   22

 Redemption of common stock                   (     8,200,000)     (            200)     (       200,200)     (       200,400)

 Net loss                                                   -                     -      (       829,710)     (       829,710)
 ----------------------------------------------------------------------------------------------------------------------------------

 Balance at December 31, 2000                       5,000,000        $          122      (    $1,215,549)     (    $1,215,427)
 ----------------------------------------------------------------------------------------------------------------------------------

Effective November 2000, the Company amended its articles of incorporation to authorize 100,000,000 shares of common stock at $0.0001 par value and 25,000,000 shares of preferred stock at $0.001 par value. The Company also declared a 41,000 for 1 stock split.

All stock information has been adjusted to give effect to the recapitalization and the stock split.

The common stock amounts reflected above are net of stock subscription receivables of $378 resulting from the recapitalization.

                             See accompanying notes.

VERSACOM INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD FROM
INCEPTION (JANUARY 27, 1999) THROUGH DECEMBER 31, 1999

                                                                                           2000                     1999
--------------------------------------------------------------------------------- ------------------------ ------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                      ( $         829,710)     ( $         185,639)
--------------------------------------------------------------------------------- ------------------------ ------------------------
    Adjustments to reconcile net loss to net cash used in operating activities:
       Bad debts                                                                              224,534                   74,246
       Accrued interest on stockholder loans                                                   10,189                        -
       Depreciation and amortization                                                           26,240                    8,004
       Stock received for services rendered                                                         -      (           100,000)
       Stock held for investment issued for services                                           49,600                        -
       Changes in operating assets and liabilities:
          Accounts receivable                                                     (           152,277)     (           311,145)
          Inventory                                                               (            19,372)     (            30,000)
          Accounts payable                                                                    371,482                  271,516
          Accrued wages and related taxes and benefits                                        171,077                   30,971
          Sales tax payable                                                                    80,313                   17,574
          Other accrued liabilities                                               (             8,442)                  81,249
--------------------------------------------------------------------------------- ------------------------ ------------------------
              Total adjustments                                                               753,344                   42,415
--------------------------------------------------------------------------------- ------------------------ ------------------------
                 Net cash used in operating activities                            (            76,366)     (           143,224)
--------------------------------------------------------------------------------- ------------------------ ------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                            (             5,673)     (            19,192)
    Other assets                                                                  (            12,801)     (             3,969)
--------------------------------------------------------------------------------- ------------------------ ------------------------
                 Net cash used in investing activities                            (            18,474)     (            23,161)
--------------------------------------------------------------------------------- ------------------------ ------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from note payable                                                                 50,000                        -
    Repayments of long-term debt                                                  (             5,223)                       -
    Repayments on capital lease obligations                                       (             4,713)     (             4,108)
    Proceeds from stockholder loans                                                           152,086                  186,711
    Repayments on stockholder loans                                               (           139,618)     (            68,318)
    Advances from former stockholder                                                           25,000                   52,000
    Repayments on note from former stockholder                                    (            25,000)                       -
    Proceeds from issuance of common stock                                                         22                      300
    Redemption of common stock for cash                                           (            50,000)                       -
    Deposit for common stock not issued                                                       110,000                        -
--------------------------------------------------------------------------------- ------------------------ ------------------------
                 Net cash provided by financing activities                                    112,554                  166,585
--------------------------------------------------------------------------------- ------------------------ ------------------------

NET INCREASE IN CASH                                                                           17,714                      200

CASH AT BEGINNING OF YEAR                                                                         200                        -
--------------------------------------------------------------------------------- ------------------------ ------------------------

CASH AT END OF YEAR                                                                 $          17,914        $             200
--------------------------------------------------------------------------------- ------------------------ ------------------------


                             See accompanying notes

VERSACOM INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD FROM
INCEPTION (JANUARY 27, 1999) THROUGH DECEMBER 31, 1999

                                                                                           2000                     1999
--------------------------------------------------------------------------------- ------------------------ ------------------------

Supplemental Disclosures of Cash Flow Information:
--------------------------------------------------------------------------------- ------------------------ ------------------------

    Interest paid                                                                   $          27,250        $           5,592
--------------------------------------------------------------------------------- ------------------------ ------------------------

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
----------------------------------------------------------------------------------------------- ---------- ------------------------

    During 1999, the Company acquired two telephone systems under capital lease obligations of $32,153 and a company vehicle in exchange for a stockholder loan of $13,146.

    During 1999 and 2000, the Company acquired vehicles in exchange for notes payable of $33,631 and $20,271, respectively.

    On August 18, 2000, the Company redeemed 100 shares of its common stock in exchange for cash of $50,000 and a note payable of $50,400. On November 1, 2000, the former stockholder agreed to accept 10,000 shares of stock of an unrelated entity owned by the Company, along with $5,650, as complete satisfaction of all obligations under the note payable.

    In August 2000, the Company redeemed 100 shares of its common stock in exchange for a note payable of $100,000.

    During 2000, the Company received $27,000 of computer equipment from a customer in exchange for payment on accounts receivable.

                             See accompanying notes

VERSACOM INTERNATIONAL, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Basis of Consolidation and Organization

                  The consolidated financial statements include the accounts of VersaCOM International, Inc. (VersaCom) and its wholly owned subsidiary VersaCOM Holdings, Inc. (collectively, the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

                  VersaCOM is headquartered in Boca Raton, Florida and was incorporated as a Florida Corporation in January 1999 under the name M & J Communications, Inc. In June 1999 the Company changed its name to VersaCOM International, Inc.

                  Business Activity

                  The Company is a provider of telecommunications systems, data networks and related products and services throughout the United States as well as an exclusive reseller of Telrad telephone equipment.

                  Use of Estimates

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the respective reporting period. Actual results could differ from those estimates.

                  Cash

                  From time to time, the Company maintains account balances in financial institutions in excess of federally insured limits.

                  Inventory

                  Inventory consists of telephone and computer equipment and is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

                  Property and Equipment

                  Property and equipment is recorded at cost. Expenditures for major improvements and additions are charged to the asset accounts while replacement, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense currently.

                  Depreciation and Amortization

                  Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 5 years.

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Income Taxes

                  The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be taxed as an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation report their proportionate share of the Company's taxable income or loss on their individual income tax returns. Therefore, no federal income tax provision or benefit has been included in the financial statements.

                  Concentration of Credit Risk

                  Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company performs services and extends credit based on an evaluation of the customers' financial condition without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

                  At December 31, 2000 one customer accounted for approximately 30% of accounts receivable.

                  Significant Customers

                  Sales for the year ended December 31, 2000 to two major customers represented approximately 28% and 17% of net sales, respectively.

                  Sales for the period from inception (January 27, 1999) to December 31, 1999 to one major customer represented approximately 24% of net sales.

                  Significant Vendors

                  During 2000, the Company purchased the majority of its telecommunications equipment from three vendors approximating 30%, 19% and 10% of total purchases, respectively.

                  During 1999, the Company purchased the majority of its telecommunications equipment from the two vendors approximating 22% and 34% of total purchases, respectively.

                  Management believes such goods are readily available from other sources.

                  Stock Compensation

                  Options granted to employees under the Company's Stock Option Plan are accounted for by using the intrinsic method under APB Opinion 25, Accounting for Stock Issued to Employees (APB 25). In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123), which defines a fair value based method of accounting for stock options. The accounting standards prescribed by SFAS 123 are optional and the Company has continued to account for stock options under the intrinsic value method specified in APB 25. Pro forma disclosure of net income has been made in accordance with SFAS 123.

NOTE 2.           GOING CONCERN CONSIDERATIONS

                  The Company has negative working capital and has sustained operating losses and negative cash flows from operations since inception and has experienced difficulty in meeting its obligations as they become due. These factors raise substantial doubt about the Company's ability to continue as a going concern.

                  Management believes the risk of this uncertainty is mitigated by certain events that have occurred subsequent to December 31, 2000, including the merger of the Company as described in
                  Note 9, the Company raising approximately $535,000 in equity and a stockholder loaning the Company $214,000. In addition, in June 2001, the Company engaged the services of several investment banking firms to raise additional equity and was awarded a government contract along with several other companies to install DSL lines for government employees. The ability of the Company to continue as a going concern is dependent on generating operating profit and positive cash flows and/or generating additional debt or equity.

                  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3.           PROPERTY AND EQUIPMENT

                  Property and equipment consisted of the following at December 31, 2000:

                  Transportation equipment                         $     67,501
                  Equipment and computer software                        63,952
                  Furniture and fixtures                                 12,901
                  Leasehold improvements                                  6,712
                  --------------------------------------------------------------

                  Less accumulated depreciation and amortization    (    34,244)
                  --------------------------------------------------------------

                                                                        116,821
                  --------------------------------------------------------------

                  Depreciation and amortization expense amounted to $26,240 and $8,004 for the year ended December 31, 2000 and the period from inception (January 27, 1999) through December 31, 1999, respectively.

NOTE 4.           NOTES PAYABLE AND LONG-TERM DEBT

                  Note Payable

                  Note payable consists of a $20,000 non-interest bearing note to a former director, which is due on demand.

                  Convertible Note Payable

                  Convertible note payable bears interest at 9% per annum, and is payable in monthly principal and interest installments of $6,000, starting April 30, 2001. In July 2001, prior to any payments, the note was converted to 60,000 shares of preferred stock of the Company.

NOTE 4.           NOTES PAYABLE AND LONG-TERM DEBT (Continued)

                  Long-term Debt

                  Long-term debt consisted of the following at December 31, 2000:

                  Bank note  payable,  interest  at 8.75%,  payable  in monthly  principal  and         $     30,812
                    interest  installments  of  $706,  collateralized  by  a  vehicle,  matures
                    December 2, 2004
                  Bank note  payable,  interest  at 12.25%,  payable in monthly  principal  and interest  installments  of $678,  collateralized  by two vehicles,  matures
                    January 31, 2003                                                                          17,867
                  ------------------------------------------------------------------------------ ---- ------------------
                                                                                                              48,679
                  Current maturities                                                                          12,901
                  ------------------------------------------------------------------------------ ---- ------------------

                                                                                                        $     35,778
                  ------------------------------------------------------------------------------ ---- ------------------

                  Aggregate maturities of long-term debt for the years subsequent to December 31, 2000 are as follows:

                       2001                                                                             $     12,901
                       2002                                                                                   14,333
                       2003                                                                                   11,049
                       2004                                                                                   10,396
                  ----------------------------------------------------------------------------------- ------------------

                                                                                                        $     48,679
                  ----------------------------------------------------------------------------------- ------------------

                  On January 8, 2001, the bank demanded full payment of the above long-term debt as a result of the Company's default of the obligations as stipulated in the loan agreement. Since that time, the Company has cured the default and on March 20, 2001, the bank reinstated the original terms and conditions of the notes.

                  Total interest expense for the year ended December 31, 2000 and for the period from inception (January 27, 1999) through December 31, 1999 for all notes payable, capital leases, long-term debt and stockholder loans amounted to approximately $29,000 and $14,000, respectively.

NOTE 5.           OBLIGATIONS UNDER CAPITAL LEASES

                  The Company leases it telephone equipment under two capital lease agreements. The following is a schedule of future annual minimum lease payments as of December 31, 2000:

                       2001                                                                          $       16,748
                       2002                                                                                   6,936
                       2003                                                                                   5,868
                  -------------------------------------------------------------------------------- ---------------------

                  Less amount representing interest at approximately 17%                                      6,220
                  -------------------------------------------------------------------------------- ---------------------
                  Present value of future minimum lease payments                                             23,332
                  Less current maturities                                                                    14,063
                  -------------------------------------------------------------------------------- ---------------------

                                                                                                     $        9,269
                  -------------------------------------------------------------------------------- ---------------------


NOTE 5.           OBLIGATIONS UNDER CAPITAL LEASES (Continued)

                  Assets recorded under capital leases at December 31, 2000 consisted of the following:

                  Equipment                                                                          $       32,153
                  Less accumulated depreciation                                                    (          8,000)
                  ---------------------------------------------------------- --------------------- ---------------------

                                                                                                     $       24,153
                  ---------------------------------------------------------- --------------------- ---------------------

NOTE 6.           RELATED PARTY TRANSACTIONS

                  Stockholder Loans

                  Included in stockholder loans payable at December 31, 2000 are advances from a stockholder of $137,750 which accrue interest at 9% and are payable on demand. The stockholder has indicated that he will not demand payment prior to March 31, 2002.

                  Also included in stockholder loans payable is a loan of approximately $6,257 used to purchase a Company vehicle. The loan accrues interest at 9.25% and is payable in monthly principal and interest installments of $421, maturing March 9, 2002.

                  Aggregate maturities of stockholder loans for the years subsequent to December 31, 2000 are as follows:

                         2001                                                                        $        4,700
                         2002                                                                               139,307
                  -------------------------------------------------------------------------------- ---------------------

                                                                                                     $      144,007
                  -------------------------------------------------------------------------------- ---------------------

                  Notes Payable to Former Stockholders

                  On August 18, 2000, the Company entered into a stock purchase agreement with one of the stockholders to repurchase 100 shares of its common stock in exchange for cash of $50,000 and a note payable of $50,400. On November 1, 2000, the former stockholder agreed to accept 10,000 shares of stock of an unrelated entity owned by the Company along with $5,650, as full and final satisfaction of all obligations under the note payable.

                  On August 18, 2000, the Company entered into a stock purchase agreement with another stockholder to redeem 100 shares of its common stock in exchange for a note payable of $100,000, which bears interest at 9% per annum. On March 2, 2001 the note was canceled in exchange for 750,000 shares of common stock of the Company and 250,000 shares of common stock of the Company to be issued by September 30, 2001.

                  Additionally, the Company owed this former stockholder approximately $62,000 as of December 31, 2000 for advances made to the Company. This amount bears interest at 9% per annum and is due on demand.

NOTE 7.           COMMITMENTS

                  Operating Leases

                  The Company subleases its office space from a related party through September 2001. Rent expense approximated $47,000 and $43,000 for the year ended December 31, 2000 and the period from inception (January 27, 1999) through December 31, 1999, respectively.

                  Consulting Agreements

                  The Company has an agreement with an investment banking firm ("The Firm") to provide funding sources and financing as well as prepare the Company for an Initial Public Offering. Once the Firm secures $1,500,000 in funding for the Company, a three-year consulting agreement will become active. Fees under this agreement will be $10,000 per month. As of the date of this report, no fees have become due or have been paid to the Firm.

                  On October 4, 2000, the Company entered into a consulting agreement with a third party to retain business consulting services for $1,000 per week. The agreement is cancelable by either party with ten days prior written notification. Under the terms of the agreement, the consulting fees are accrued until such time when the Company obtains investment funding of at least $200,000 and then will become payable.

                  On October 23, 2000, the Company entered into a consulting agreement with a third party to retain marketing services for $2,000 per week. The agreement is cancelable by either party with ten days prior written notification.

                  Distributor Agreement

                  On August 25, 2000, the Company entered into a master distribution agreement with a third party to sell and service certain telephone systems and peripheral equipment throughout twenty-five states in the United States. The agreement expires on June 30, 2002 and contains five annual renewal options. In order to maintain its distributor rights, as defined, the Company must purchase a minimum of $3,000,000 of product from the third party through June 30, 2001. Although the Company has not met this commitment, the third party has not canceled the agreement. The agreement is cancelable by the third party with a sixty day notice given within thirty days after the end of the renewal term in the event of VersaCom's non-compliance.

NOTE 8.           STOCK BASED COMPENSATION

                  During 2000, the Company granted options to acquire common stock to certain employees with various terms and conditions.

NOTE 8.           STOCK BASED COMPENSATION (Continued)

                  The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25") in accounting for its employees stock options. Under APB 25, because the exercise price of the Company's employee stock options issued was not less than the market price of the underlying stock on the date of grant, no compensation expense was recognized.

                  Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation," ("SFAS No. 123") requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's Stock Option plan had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimated the fair value of each stock option on the date of grant by using the minimum value calculation with the following assumptions: expected life of the options of approximately 5 years; no dividends; and a risk free interest rate of 5%.

                  Under the accounting provisions of SFAS No. 123, the Company's net loss for the year ended December 31, 2000 would have been approximately $836,000.

                  A summary of the Company's stock option activity, and related information for the year ended December 31, 2000 is as follows:

                                                                                     # of            Weighted Average
                                                                                   Options            Exercise Price
                  ---------------------------------------------------------- --------------------- ---------------------

                  Outstanding January 1, 2000                                               -        $            -

                      Granted                                                       2,000,000                  0.05
                      Exercised                                                             -                     -
                      Forfeited                                                             -                     -
                  ---------------------------------------------------------- --------------------- ---------------------

                  Outstanding December 31, 2000                                     2,000,000        $         0.05
                  ---------------------------------------------------------- --------------------- ---------------------

                  Exercisable at December 31, 2000                                    500,000        $         0.05
                  ---------------------------------------------------------- --------------------- ---------------------

                  The weighted-average fair value of options granted during 2000, using the minimum value calculation was $0.01 per option.

                  The weighted average remaining contractual life of the options are approximately 10 years.

NOTE 9.           SUBSEQUENT EVENTS

                  Merger

                  In March 2001, the Company entered into an agreement and plan of merger with Encibar, Inc. (Encibar), a non-operating public reporting company. The agreement provides for, among other things, that Encibar acquire all of the outstanding common stock of the Company in exchange for 10,460,000 shares of common stock of Encibar. The agreement also provides for the Company to pay $400,000 to an investment consultant for services provided related to the merger.

                  For accounting purposes this transaction was treated as an acquisition of assets of Encibar by the Company and as a recapitalization of the Company (reverse merger).

                  Acquisitions

                  In May 2001, the Company acquired all of the outstanding common stock of Northeast Technologies, Inc. (Northeast) a telecommunications company, located in Maine for a purchase price of 10,000 shares of common stock of the Company. Northeast specializes in the design, installation of copper and fiber optic cable systems for voice and data networks and serves the New England area.

                  In May 2001 the Company acquired substantially all of the assets of On Call Communications (On Call), a telecommunications networking company, located in Winter Garden, Florida for a purchase price of $15,000 cash and $35,000 of common stock of the Company. On Call specializes in the sales and support of business telephone systems, voice mail systems as well as the design, installation and repair of copper and fiber optic cable systems for both voice and data networks.

                  In May 2001, the Company entered into a letter of intent to acquire the assets of a voice and data networking company headquartered in Maine.

                  In July 2001 the Company entered into a Letter of Intent to acquire the assets of a telecommunications interconnect company in New Jersey.

                  Consulting Agreements

                  Subsequent to December 31, 2001, the Company entered into various consulting agreements granting a total of 3,050,000 shares of common stock in exchange for services.

VERSACOM INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
SEPTEMBER 30, 2001

ASSETS

CURRENT ASSETS
     Cash                                                                                                    $          13,558
     Accounts receivable, net of allowance of $27,313                                                                  185,234
     Inventory                                                                                                          34,112
--------------------------------------------------------------------------------- ------------------------ ------------------------
         Total current assets                                                                                          232,904

PROPERTY AND EQUIPMENT, NET                                                                                            110,283

CUSTOMER LIST, NET                                                                                                      46,250

OTHER ASSETS                                                                                                            37,757
--------------------------------------------------------------------------------- ------------------------ ------------------------

         TOTAL ASSETS                                                                                        $         427,194
--------------------------------------------------------------------------------- ------------------------ ------------------------

LIABILITIES AND DEFICIENCY IN ASSETS
--------------------------------------------------------------------------------- ------------------------ ------------------------

CURRENT LIABILITIES
     Accounts payable                                                                                        $       1,231,108
     Notes payable                                                                                                     351,930
     Current maturities of long-term debt                                                                               17,561
     Current maturities of obligations under capital leases                                                             15,403
     Current maturities of stockholder loans                                                                            72,676
     Accrued wages and related taxes and benefits                                                                      488,714
     Sales tax payable                                                                                                  72,870
     Other accrued liabilities                                                                                         100,393
--------------------------------------------------------------------------------- ------------------------ ------------------------
         Total current liabilities                                                                                   2,350,655

LONG-TERM DEBT                                                                                                          40,883

OBLIGATIONS UNDER CAPITAL LEASES                                                                                         3,295

STOCKHOLDER LOANS                                                                                                      361,077
--------------------------------------------------------------------------------- ------------------------ ------------------------

         TOTAL LIABILITIES                                                                                           2,755,910
--------------------------------------------------------------------------------- ------------------------ ------------------------

DEFICIENCY IN ASSETS                                                                                       (         2,328,716)
--------------------------------------------------------------------------------- ------------------------ ------------------------

         TOTAL LIABILITIES AND DEFICIENCY IN ASSETS                                                          $         427,194
--------------------------------------------------------------------------------- ------------------------ ------------------------


                             See accompanying notes

VERSACOM INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2001 AND 2000

                                                                    Three Months Ended         Nine Months Ended
                                                                        September 30,              September 30,
                                                          ------------------------------------ ------------------------------------
                                                                     2001          2000           2001           2000
                                                                ------------   ------------   ------------   ------------

NET SALES .................................................. $      336,093   $    708,789     $   846,030   $  2,826,401

COST OF GOODS SOLD .........................................        210,733        577,090         638,492      1,949,272
                                                                ------------   ------------   ------------   ------------

GROSS PROFIT ...............................................        584,826        131,699       1,484,522        877,129

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ...............      1,750,201        531,695       3,494,382      1,262,578
                                                                ------------   ------------   ------------   ------------

OPERATING LOSS .............................................    ( 2,297,027)   (   399,996)   (  4,978,904)  (    385,449)
                                                                ------------   ------------   ------------   ------------

OTHER INCOME (EXPENSE)
   Other income ............................................            333         15,438           7,382         18,579
   Interest expense ........................................    (    31,736)   (    16,569)   (     53,877)  (     17,229)
                                                                ------------   ------------   ------------   ------------
     Total other income (expense) ..........................    (    31,403)   (     1,131)   (     46,495)         1,350
                                                                ------------   ------------   ------------   ------------


NET LOSS ...................................................  $ ( 2,328,430)  $ (  401,127)  $(  5,025,399) $(    384,099)
                                                                ------------   ------------   ------------   ------------

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING .......     20,815,213     12,300,000      14,748,389     12,300,000
                                                                ------------   ------------   ------------   ------------


NET LOSS PER SHARE - BASIC AND DILUTED .....................    ($     0.08)    ($    0.03)    ($    0.23)   ($      0.03)
                                                                ------------   ------------   ------------   ------------

VERSACOM INTERNATIONAL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIENCY IN ASSETS FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2001 (UNAUDITED)

                                                    Common Stock            Additional Paid in   Accumulated
                                               Shares           Amount           Capital           Deficit           Total
 ---------------------------------------------------------------------------------------------------------------------------------

 Balance at December 31, 2000                 6,000,000      $     6,000    ($       5,878)   ($  1,215,549)   ($   1,215,427)

 Issuances of common stock for
      repayment of debt                       1,200,000            1,200            98,800                -           100,000

 Issuances of common stock for services       9,139,786            9,140         1,116,192                -         1,125,332

 Assumption of net liabilities of
      Encibar, Inc. (as restated)             4,184,028            4,184    (        9,566)                    (        5,382)

 Issuance of common stock for cash            4,335,440            4,335           815,365                -           819,700

 Issuance of common stock for business
      acquisitions                              109,854              110            40,290                -            40,400

 Conversion of liabilities to equity            312,000              312           139,688                -           140,000

 Net loss                                             -                -                 -    (   3,333,339)   (    3,333,339)
 ---------------------------------------------------------------------------------------------------------------------------------

 Balance at September 30, 2001                               $               $                ($  4,548,888)   ($   2,328,716)
 ---------------------------------------------------------------------------------------------------------------------------------

All stock information has been adjusted to give effect to the 1-for-1.2 forward stock split.

VERSACOM INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

                                                                                          2001                     2000
-------------------------------------------------------------------------------- ------------------------ ------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                     ( $       3,333,339)     ( $         384,099)
-------------------------------------------------------------------------------- ------------------------ ------------------------
    Adjustments to reconcile net loss to net cash used in operating activities:
       Bad debts                                                                              71,279                   96,230
       Depreciation and amortization                                                          57,943                   24,344
       Asset impairment                                                                            -                   30,000
       Debt issued for services                                                              400,000                        -
       Stock issued for services                                                           1,125,332                        -
       Changes in operating assets and liabilities:
          Accounts receivable                                                    (           103,319)     (           206,408)
          Inventory                                                                           15,260      (            19,372)
          Accounts payable                                                                   571,638                  283,564
          Accrued wages and related taxes and benefits                                       286,666                  101,522
          Sales tax payable                                                      (            25,017)                  46,872
          Other accrued liabilities                                                           25,587      (            51,029)
-------------------------------------------------------------------------------- ------------------------ ------------------------
              Total adjustments                                                            2,425,369                  305,723
-------------------------------------------------------------------------------- ------------------------ ------------------------
                 Net cash used in operating activities                           (           907,970)     (            78,376)
-------------------------------------------------------------------------------- ------------------------ ------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of equipment                                                        (            47,653)     (               377)
    Acquisition of customer list                                                 (            15,000)                       -
    Change in investments                                                                          -                   50,000
    Other assets                                                                 (            14,987)     (             1,499)
    Cash balance of company acquired                                                          12,241                        -
    Net liabilities of company acquired                                          (             5,382)                       -
-------------------------------------------------------------------------------- ------------------------ ------------------------
                 Net cash provided by (used in) investing activities             (            70,781)                  48,124
-------------------------------------------------------------------------------- ------------------------ ------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayments of long-term debt and notes payable                               (           112,920)     (             5,164)
    Proceeds from long-term debt and notes payable                                            44,692                   20,000
    Repayments on capital leases                                                 (             4,634)     (             2,746)
    Repayments on stockholder loans                                              (             9,443)     (            58,802)
    Advances from stockholders                                                               237,000                   88,000
    Issuance of common stock                                                                 819,700                        -
-------------------------------------------------------------------------------- ------------------------ ------------------------
                 Net cash provided by financing activities                                   974,395                   41,288
-------------------------------------------------------------------------------- ------------------------ ------------------------

NET INCREASE (DECREASE) IN CASH                                                  (             4,356)                  11,036

CASH - BEGINNING OF PERIOD                                                                    17,914                      200
-------------------------------------------------------------------------------- ------------------------ ------------------------

CASH - END OF PERIOD                                                               $          13,558        $          11,236
-------------------------------------------------------------------------------- ------------------------ ------------------------

Supplemental Disclosures of Cash Flow Information:
-------------------------------------------------------------------------------- ------------------------ ------------------------

    Interest paid                                                                  $          28,006        $           3,009
-------------------------------------------------------------------------------- ------------------------ ------------------------


                             See accompanying notes

VERSACOM INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 10.          BASIS OF PRESENTATION AND CONSOLIDATION

                  Basis of Presentation

                  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB for quarterly reports under section 13 or 15(d) of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States.

                  In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. Operating results for the nine month period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

                  The audited financial statements for the year ended December 31, 2000, which are included in the Company's Report on Form 8-K as amended, should be read in conjunction with these condensed consolidated financial statements.

                  Basis of Consolidation

                  The condensed consolidated financial statements include the accounts of VersaCOM International, Inc. (VersaCOM) and its wholly owned subsidiaries, VersaCOM Holdings, Inc. and Northeast Technologies, Inc. (collectively "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE 11.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Use of Estimates

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the respective reporting period. Actual results could differ from those estimates.

NOTE 2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Net Income (Loss) Per Share

                  The Company applies Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128) which requires dual presentation of net income (loss) per share:
                  Basic and Diluted. Basic income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Outstanding stock options were not considered in the calculation of diluted loss per share for the three and nine month periods ended September 30, 2001 as their effect would have been anti-dilutive. There were no potentially dilutive securities outstanding during the three and nine month periods ended September 30, 2000.

                  New Accounting Pronouncements

                  In September 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

                  The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Also during 2002, it will perform the required impairment tests of goodwill and indefinite life intangible assets as of January 1, 2002.

                  In August 2001, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations", effective for fiscal years beginning after June 15, 2001. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs.

                  In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets", effective for fiscal years beginning after December 15, 2001. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets.

                  The Company has not yet determined what the effects of these Statements will be on its financial position and results of operations.

NOTE 12.          REVERSE ACQUISITION

                  On March 7, 2001, the Company entered into an agreement and plan of merger with Encibar, Inc. (Encibar), a non-operating public reporting company. The agreement provides, among other things, that Encibar acquire all of the outstanding common stock of the Company in exchange for 10,460,000 shares of common stock of Encibar. The agreement also provides for the Company to pay $400,000 to an investment consultant for services provided related to the merger.

                  For accounting purposes, this transaction was treated as an acquisition of assets of Encibar by the Company and as a recapitalization of the Company (reverse merger).

NOTE 13.          GOING CONCERN CONSIDERATIONS

                  The Company has negative working capital and has sustained operating losses and negative cash flows from operations and has experienced difficulty in meeting its obligations as they become due. These factors raise substantial doubt about the Company's ability to continue as a going concern.

                  Management believes the risk of this uncertainty is mitigated by certain events that have occurred subsequent to June 30, 2001, including the Company raising approximately $240,000 in equity. In addition, in June 2001, the Company engaged the services of several investment banking firms to raise additional equity. The Company has commenced providing services as project manager pursuant to a contract with the federal government to supply DSL services which management believes will provide significant revenue in the year 2002. The ability of the Company to continue as a going concern is dependent on generating operating profits and positive cash flows and/or generating additional debt or equity.

                  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 14.          STOCK BASED COMPENSATION

                  In March 2001, the Company established a Stock Option Plan (the Plan) which provides for the Company to issue options to employees, directors and outside consultants of the Company. The issuance and form of options shall be at the discretion of the Company's board of directors. The Company has allocated 3,500,000 shares of common stock to the Plan.

NOTE 15.          NOTE PAYABLE

                  In July 2001, as part of a settlement agreement relating to the $400,000 to be paid to the investment consultant described in Note 3, the Company is required to pay the $400,000 on specified dates through February 15, 2002.

NOTE 16.          SIGNIFICANT TRANSACTIONS

                  Northeast Technologies, Inc.

                  In May 2001, VersaCOM acquired all of the outstanding stock of Northeast Technologies, Inc., a telecommunications company located in Maine, for 12,000 shares of the Company's common stock worth approximately $5,400.

                  The acquisition was accounted for as a purchase and accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair market values. No goodwill was recorded as a result of this transaction.

                  Unaudited pro forma results of operations after giving effect to certain adjustments resulting from the acquisition for the nine month period ended September 30, 2001 and 2000 as if the business combination had occurred at the beginning of each period presented are not material to the financial statements and, accordingly, are not presented herein.

                  OnCall Communications, Inc.

                  In May 2001, VersaCOM purchased substantially all of the assets of OnCall Communications, Inc., a telecommunications networking company located in Winter Garden, Florida, which consisted principally of a customer list. The purchase price was $15,000 cash and 79,545 shares of the Company's common stock worth approximately $35,000.

                  The acquisition was accounted for as a purchase and accordingly, the purchase price was allocated to the customer list which has a useful life of five years and is being amortized using the straight-line method. Amortization expense for the nine month period ended September 30, 2001 amounted to $3,750.

                  Unaudited pro forma results of operations after giving effect to certain adjustments resulting from the acquisition for the nine month period ended September 30, 2001 and 2000 as if the business combination had occurred at the beginning of each period presented are not material to the financial statements and, accordingly, are not presented herein.

NOTE 17.          CONTINGENCIES

                  In March 2001, the Company entered into three consulting agreements with third parties for investment services in exchange for stock. Subsequent to issuance of the shares, the Company cancelled the shares alleging nonperformance by the consultants. On August 31, 2001, the Company was advised by the Third Judicial Court in and for Salt Lake County, Utah to reissue the stock certificates. Although the Court has not signed a formal order as of the date of these financial statements, the Company reissued 2,760,000 shares. The Company is unable to determine the outcome or resolution of the matter at this time.

NOTE 18.          SUBSEQUENT EVENTS

                  In October 2001, the Company entered into agreements to acquire three networking and telecommunications interconnect companies in Maine, New Jersey and New Hampshire.

                  In October 2001, a stockholder exercised options to acquire one million shares of common stock in exchange for payment of $50,000 of long-term debt.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Indemnification. Under Utah law, which governs the organization of the registrant, the registrant has the power and in some instances may be required to provide an agent, including an officer or director, who was or is a party or is threatened to be made a party to certain proceedings, with indemnification against certain expenses, judgments, fines, settlements and other amounts under certain circumstances.

    Article VIII of our By-laws provide that all officers, directors, employees or agents of the corporation may be indemnified by the corporation from and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with actions, suits or proceedings arising out of their status as an officer or director for their acts, omissions or services rendered in such capacities.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

SEC registration fee.................................................$       221
Accountants' fees and expenses.......................................$     3,000
Legal fees...........................................................$    40,000
Transfer agent's and warrant agent's fees and expenses ..............$     1,000
                                                                          ------

Total................................................................$    44,221

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         The securities described below represents certain of our securities sold by us that were not registered under the Securities Act, all of which were issued by us pursuant to exemptions under the Securities Act. Underwriters were involved in none of these transactions.

         Between January 1, 2001 and September 30, 2001, we issued 19,281,109 shares of our common stock for 1) services, 2) assumption of net liabilities of Encibar, Inc., 3) cash, 4) business acquisitions, and 5) conversion of liabilities, all for a price of $.001 per share.

         In March 2001, we issued an aggregate 9,596,690 shares of our common stock 45 persons or entities. These persons or entities were shareholders of VersaCom International, Inc. prior to the merger between VersaCom International, Inc. and Encibar, Inc. The exchange was made in reliance of Section 4(2) under the Securities Act.

         In September 2001, we issued an aggregate 3,655,000 shares of our common stock to 16 persons at a price of $0.20 per share. The sales were made in reliance of Section 4(2) under the Securities Act.

ITEM 27.   EXHIBITS

EXHIBIT
NUMBER       DESCRIPTION


 2.01(2)     Reorganization Agreement dated March 7, 2001.

 3.01(3)     Articles of Incorporation, as amended.
 3.02(3)     Bylaw
 5.1(1)      Opinion of Sichenzia, Ross, Friedman & Ference LLP
10.01(1)     Form of 8% Convertible Note due October 17, 2003.
10.02(1)     Form of Security Agreement, with Collateral Shares attached.
10.03(1)     Form of Securities Purchase Agreement
16.01(4)     Letter on Change in Accountant.
21.01(1)     List of Subsidiaries.
23.1(2)      Consent of Kaufman, Rossin & Co.
23.2(1)      Consent of Sichenzia, Ross, Friedman & Ference LLP (included
              in Exhibit   5.1)
24.1(1)      Power of Attorney (see page 46)

(1) Filed herewith
(2) Incorporated by reference from the Registrant's Form 8-K, filed on March 23, 2001.
(3) To be filed by amendment.
(4) Incorporated by reference from the Registrant's Form 8-K, filed on August 2, 2001.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

          (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

     (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         In accordance the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida on December 7, 2001

                                         VERSACOM INTERNATIONAL, INC.

                                       By: /s/ Fred Schwartz
                                               Fred Schwartz, President,
                                               Chief Executive Officer
                                               and Director


         KNOW ALL MEN BY THESE PRESENTS, each of the undersigned hereby constitute and appoint Fred Schwartz his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

 SIGNATURE                            CAPACITY                                              DATE
 ---------                            ---------                                             ----

/s/ John Kaiser                       Director                                        December  7, 2001
    John Kaiser


/s/ John Sugrue                       Vice President, Principal Accounting            December 7, 2001
    John Sugrue                       Officer and Director

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER          DESCRIPTION



 2.01(2)     Reorganization Agreement dated March 7, 2001.
 3.01(3)     Articles of Incorporation, as amended.
 3.02(3)     Bylaw
 5.1(1)      Opinion of Sichenzia, Ross, Friedman & Ference LLP
10.01(1)     Form of 8% Convertible Note due October 17, 2003.
10.02(1)     Form of Security Agreement, with Collateral Shares attached.
10.03(1)     Form of Securities Purchase Agreement
16.01(4)     Letter on Change in Accountant.
21.01(1)     List of Subsidiaries.
23.1(1)      Consent of Kaufman, Rossin & Co.
23.2(1)      Consent of Sichenzia, Ross, Friedman & Ference LLP (included
              in Exhibit   5.1)
24.1(1)      Power of Attorney (see page 46)

(1) Filed herewith
(2) Incorporated by reference from the Registrant's Form 8-K, filed on March 23, 2001.
(3) To be filed by amendment.
(4) Incorporated by reference from the Registrant's Form 8-K, filed on August 2, 2001.